Exhibit 10.4

Dated [     ]

[     ]

and

INTERNATIONAL TANKER MANAGEMENT LTD. (ITM)

SHIP MANAGEMENT AGREEMENT

in respect of the Vessel [       ]

THIS SHIP MANAGEMENT AGREEMENT is made on [     ]

BETWEEN:

(1)	[ ]a company incorporated in and having its registered office in [ ] (the “Owners”); and

(2)	INTERNATIONAL TANKER MANAGEMENT LTD., whose principal place of business is at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda, represented by its Branch Office at 809 Executive Heights (Damac Bldg.), P.O. Box 24415, Tecom, Dubai, United Arab Emirates (hereinafter called “ the Managers”).

WHEREAS:

(A)	The Owners are the registered owner of the Oil/Chemical tanker vessel[ ] (the “Vessel”) as more particularly described in Annex “A” hereto and wish to engage the Managers to manage and operate the Vessel;

(B)	The Managers, being fully experienced, qualified and able vessel managers, wish to manage and operate the Vessel subject to, and in accordance with, the terms set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement, save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Affiliate” means any entity which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with that party;

“Annual Budget” shall have the meaning ascribed to it in Clause 3.3.2 below;

“Agreement” means this ship management agreement including the Annexes attached hereto as amended from time to time in accordance with the terms hereof;

“Communication Expenses” means the costs incurred by the Managers in performing the Management Services and for the account of the Owners in respect of all communications between the shore and the Vessel as detailed in the Annual Budget;

“Control” and “Controlled” mean the holding of power to direct or cause the direction of management, policies and decisions of a company, corporation, partnership or other entity including, without limitation, through control by direct or indirect means of not less than fifty per cent (50%) of the voting rights in such company, corporation, partnership or other entity;

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“Charter” means the charter agreement dated [     ] between [insert charter details]

“Charterers” means [insert name and address] or any future charterers of the Vessel notified to the Managers pursuant to Clause 5.3;

“Crew” means the Officers and Ratings;

“Crew Insurances” means insurances against crew risks which shall include, but not be limited to, death, sickness, repatriation, injury, shipwreck and loss of personal effects;

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing efficient and economic Management Services and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews;

“Dollar” or “US$” means the currency of the United States of America;

“EDP Expenses” means the costs of any new computer software or hardware (including licensing, maintenance, installation and training costs) that may be installed or developed, in relation to the Vessel;

“Effective Date” means the date on which this Agreement becomes effective, being the [date that the Vessel is delivered to the Owners] or such other date as may be agreed between the parties;

“Emergency Situation” means an emergency situation that:

(i)	involves a threat to human life;
(ii)	involves a risk of loss of the Vessel or its cargo or of serious damage to the Vessel or its cargo
(iii)	involves a risk of the Vessel and/or its cargo causing serious environmental damage; or
(iv)	involves a risk of the Vessel and/or its cargo, being stolen, impounded or seized.

“General Expenses” mean costs and expenses incurred by the Managers in performing the Management Services and for the account of the Owners, in respect of postage, reasonable travelling expenses, administration and translation of SOPEP and other out of pocket expenses, as more particularly detailed in the Annual Budget;

“HSE Report” means a report on the health, safety and environmental status of the Vessel (together with relevant statistics) and including details of any specific health, safety and/or environmental incidents prepared in accordance with Clause 3.4.9;

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“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation (IMO) by resolution A.741(18) as amended from time to time;

“Maintenance Schedule” means a schedule referred to in Clause 3.2.1(c) detailing the maintenance required for the Vessel for the period up to the next special survey by the Vessel’s classification society and thereafter for each subsequent five (5) year period.

“Management Fee” means the fee payable by the Owners to the Managers in consideration of the Management Services, as specified in Clauses 7.1 to 7.3 and as adjusted pursuant to Clause 7.4;

“Management Services” means the services specified in Clause 3;

“Managers’ Account” means the bank account in the name of the Managers as specified in Clause 0, or such other bank account of the Managers as may be notified to the Owners from time to time;

“Officers” means the Master and the officers (including, but not limited to, the Senior Officers) of the Vessel, whose numbers, rank and nationality are currently specified in Annex “B” attached hereto;

“Operational Costs” means costs and expenses incurred by the Managers on behalf of the Owners to operate and maintain the Vessel including Communication Expenses, General Expenses and EDP Expenses;

“Owners’ Insurances” means the insurance policies to be procured by the Owners in respect of the Vessel and as described in Clause 6;

“Permanent Instructions” means the instructions relating to the operational procedures for communications between the Charterers and the Crew as currently specified in Annex “D” attached hereto which may be amended pursuant to Clause 12.2;

“Ratings” means the ratings of the Vessel, whose numbers, rank and nationality are currently specified in Annex “B” attached hereto;

“Review Date” means the one year anniversary from the Effective Date;

“Senior Officer” means the following positions or roles on the Vessel:

(i)	the Master;
(ii)	the Chief Engineer;
(iii)	the Chief Officer; or
(iv)	the Second Engineer.

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“Severance Costs” means the costs which the Managers, as employers of the Crew, are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel;

“SMS” means a safety management system which complies with all relevant laws, rules and regulations, and with all the codes, guidelines and standards recommended by the International Maritime Organisation (including without limitation, the ISM Code) any relevant flag state and the classification society, which may from time to time be applicable to the Vessel and/or the Owners and/or the Managers, and which is otherwise appropriate having regard to the Managers’ obligations under this Agreement;

“SOPEP” means the shipboard oil pollution emergency plan in the form approved by the Marine Environment Protection Committee of the International Maritime Organisation pursuant to the requirements of Regulations 25 of Annex 1 of the International Convention of the Protection of Pollution from Ships, 1973, as modified by the Protocol of 1989 relating thereto, as amended (MARPOL 73/78); and that may be further amended from time to time.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto;

“Supplementary Budget” shall have the meaning ascribed to it in Clause 3.3.4 below;

“Vessel Account” means a bank account in the name of the Vessel opened and operated in accordance with Clause 8.4, the details of which shall be notified to the Owners from time to time;

“Vessel Condition Report” means a report detailing the physical condition, the progress of the Maintenance Schedule and the performance of the Vessel;

“Vessel Data” means all records, invoices, logs, certificates and performance and maintenance data relating to the Vessel and all correspondence and documentation generated, collected or compiled during the provision of the Management Services by either former managers of the Vessel and given to the Managers, or by the Managers, to enable the Owners to effectively operate, manage or sell the Vessel, but excluding the Managers internal correspondence and any correspondence (other than invoices) between the Managers and their suppliers.

“Working Day” means a day when most banks are open for business in London, New York, Piraeus and Singapore.

1.2	Interpretation
1.2.1	“Owners”, “Managers” and “Charterers” include their respective successors and assigns;
1.2.2	Clause headings are inserted for convenience and shall be ignored in construing this Agreement.
1.2.3	Unless the context otherwise requires, words denoting the singular number include the plural number and vice versa.
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1.2.4	References to clauses and annexes are to Clauses and Annexes of this Agreement except where otherwise expressly stated.
1.2.5	Reference to any document includes the same as varied, supplemented or replaced from time to time.
1.2.6	References to any enactment include any re-enactments, amendments and extensions thereof.
2.	APPOINTMENT OF MANAGERS
2.1	From the Effective Date and continuing, unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as managers of the Vessel.
2.2	Subject to the terms and conditions contained herein, during the period of this Agreement, the Managers shall carry out the Management Services as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time consider necessary or reasonable to enable them to perform their duties and obligations as set out in this Agreement in accordance with sound ship management practice within the limits of authority delegated to them hereunder. Without prejudice to the authority granted to the Managers in accordance with the foregoing provision, the Managers will keep the Owners fully informed about all such steps taken by the Managers.
3.	MANAGEMENT SERVICES
3.1	Crew Management
3.1.1	The Managers shall provide suitably and adequately qualified and licensed Crew for the Vessel in accordance with any lawful requirements of the Owners and the provisions of the STCW 95.
3.1.2	The Managers shall be responsible for:
(a)	selecting and engaging the Crew (subject to the provisions of Clause 3.1.6 below) for the Vessel including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;
(b)	ensuring at all times the availability and supply of an adequate complement of Crew relative to the particular operational status of the Vessel;
(c)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including ~~Crew’s tax~~, payroll, social insurance, welfare, discipline and other applicable requirements;
(d)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements. In the absence of applicable flag state requirements the medical certificate shall be dated not more than three months prior to the respective Crew member leaving their country of domicile and maintained for the duration of his service on board the Vessel;

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(e)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;
(f)	arranging transportation of the Crew, including repatriation;
(g)	training the Crew and supervising their efficiency and competence;
(h)	[whenever the Vessel is operational, issuing instructions to the Master in accordance with the requirements of the Charterers, to trade along the most geographically direct, economical and safe route (except for any justifiable deviation allowed under English common law or the Hague Visby Rules and including all deviations that may be necessary in an Emergency Situation) and ensuring the Vessel is worked at a fuel-efficient speed consistent both with port arrival instructions given by the Owners and/or Charterers and with sea conditions;]
(i)	issuing instructions to the Master to keep full and correct log books and furnishing the Owners with true and accurate copies of such log books when required;
(j)	ensuring at all times compliance with the ITF requirements of minimum wage for the Crew and conducting union negotiations (if applicable);
(k)	operating a drug and alcohol policy, prepared by the Managers and approved by the Owners (such approval not to be unreasonably withheld or delayed); such policy to include as a minimum the OCIMF guidelines for the control of drugs and alcohol on board the Vessel; and
(l)	attendance to all matters pertaining to welfare and amenities.
3.1.3	The Managers shall appoint a superintendent to advise on the operation, maintenance and repair of the Vessel, the cost of which shall be included in the Management Fee. Should the Owners have reason to be dissatisfied with the superintendent so appointed, they shall raise their complaint with the Managers. The Managers shall investigate any such complaint promptly and, should the complaint prove to be well founded, the Managers shall replace such superintendent at no extra cost to the Owners.
3.1.4	Should the Owners have any reason to be dissatisfied with any of the Crew, they shall raise their complaint with the Managers. The Managers shall investigate the complaint promptly and, should the complaint be well founded, the Managers shall replace the Crew member in question and undertake changes in the appointment of the Crew as the Owners may reasonably require.

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3.1.5	For the avoidance of doubt, the Managers shall be empowered to conclude or enter into contracts of employment with the Crew for and on behalf of the Owners, subject to Owner’s prior approval of such contracts of employment.. [and shall indemnify and hold harmless the Owners against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising from the Managers’ breach of this Clause 3.1.5 or in relation to any disputes relating to Crew contracts of employment.]
3.1.6	Notwithstanding Clause 3.1.2(a), the Managers may not appoint any Senior Officer without the prior approval of the Owners (which shall not be unreasonably withheld or delayed), except that in the event that a shortage of Senior Officers would be likely to result:
(a)	in the Vessel going off hire under its Charter; or
(b)	an Emergency Situation;

and in such circumstances it is not practical for the Managers to wait for Owners approval, the Managers may make such temporary appointments as they deem necessary. The Owners reserve the right to interview all candidates for Senior Officer positions.

3.2	Technical Management
3.2.1	The Managers shall provide technical management of the Vessel which includes, but is not limited to, the following functions:
(a)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;
(b)	all maintenance and work for the Vessel so as to ensure that the Vessel complies with the law of the flag of the Vessel and of the places where she trades and all requirements and recommendations of the classification society;
(c)	preparing the Maintenance Schedule and an annual update thereto (such update to be submitted each year on or around the anniversary upon which the Vessel was classified by its classification society) for approval by the Owners (such approval not to be unreasonably withheld or delayed);
(d)	subject to Owners consent and approval, arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel in accordance with sound ship management practice, provided that the Owners shall allocate sufficient funds and approve the relevant Annual Budget to ensure that Managers can incur the necessary expenditure, to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;
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(e)	investigating and reporting to Owners any technical faults or problems material to the operation and performance of the Vessel and arranging for their satisfactory repair in consultation with the Owners;

(f)	arrange for the victualling and storing of the Vessel appropriate to the declared operational status of the Vessel and place and effect payment for contracts for nitrogen, fuel, lubricating oil, paints and all consumable materials where they are not for the Charterers’ account, together with any other contracts that may be agreed with the Owners from time to time in accordance with Clause 3.2.2;

(g)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary ~~or reasonable~~.

(h)	development, implementation of and maintenance of a SMS and obtaining and maintaining valid certificates evidencing compliance with this Clause, including without limitation, a valid document of compliance in relation to itself and a valid safety management certificate in respect of the Vessel as required by the ISM Code;

(i)	provide the Owners with copies of any and all documents of compliance and safety management certificates as described in Clause 3.2.1(h) upon issuance;

(j)	keep or procure that there is kept on board the Vessel at all times a copy of all documents of compliance and the original of any such safety management certificates as described in Clause 3.2.1(h);

(k)	arrangement of periodic analysis by third parties of the bunker fuel and reporting the results of such analysis to the Owners (the costs being included in the Vessel’s running costs);

(l)	noting requirements resulting from safety and any external ship inspections and implementing these insofar as they affect the safety and operation of the Vessel (such implementation to be at the Owners’ expense);

(m)	implementing safety recommendations issued in terms of all international conventions and amendments (at the Owners’ expense);

(n)	arrange, where necessary or as and when required by the Owners for the superintendent or other staff of the Managers to visit the Vessel;

(o)	ensure that maritime, safety and cargo custody standards are in accordance with sound international chemical tanker shipping practice and are maintained by the Crew whenever such personnel are serving on board the Vessel;

(p)	arrange and effect payment on behalf of the Owners for the towage of the Vessel when appropriate;

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(q)	arrange, maintain and effect payment on behalf of the Owners for suitable moorings for the Vessel for lay-up at such locations as may from time to time be mutually agreed relative to the Vessel’s positioning requirements of the Owners;

(r)	handle port disbursement accounts where these are not for the Charterers’ account;

(s)	manage and operate the Vessel on behalf of the Owners in any part of the world, provided that the Vessel shall only be employed in lawful trades, as the Owners may direct, between good and safe ports and place where she can always be safely afloat, and further provided that the Vessel shall not trade to ports or areas where, at the time in question, there are expected to be or may be hostilities, wars, warlike operations, civil commotions or revolutions, unless with Managers’ prior written agreement, which shall not be unreasonably withheld or delayed.

(t)	Approval by the Owners of any extraordinary and/or non-budgeted expenditure in excess of US$5,000.

Managers shall at all times have the right to refuse to carry out any instructions from the Owners or the Charterers to trade or lay up the Vessel if Managers can clearly demonstrate that by doing so, it would contravene any applicable laws and regulations of the Vessel’s flag, the classification society or of the places she trades.

Furthermore, Managers shall not be held to be in breach of this Agreement, or ~~shall~~ be liable to the Owner ~~in any respect~~ should at any time the Vessel fail to conform to its class standards or fail to conform to statutory or international standards, except to the extent that such failures result from the ~~gross~~ negligence or breach of this Agreement by the Managers.

3.2.2	Procurement

Subject to the terms of this Agreement, the Managers shall have discretion to procure all stores, spares, equipment, provisions, oils, fuels and any other goods, materials or services to be supplied to the Vessel by the Managers in performance of its Management Services from whatever source or supplier it may deem appropriate provided that:

(a)	the Managers use all reasonable efforts to achieve the lowest prices available; and

(b)	the Owners are provided with on-line electronic link to Managers’ procurement system giving the Owners access to all relevant information including but not limited to correspondence with the Vessel and/or sources and or suppliers, orders and invoices; and

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(c)	the Owners reserve the right to require the Managers to procure such goods, materials and services from sources or suppliers it may notify to the Managers from time to time provided that:

(i)	the Owners shall not unreasonably interfere with the aforementioned Managers’ procurement processes;

(ii)	the Owners may not force the Managers to breach the terms of any existing procurement contract; and

(iii)	the Owners have due regard to the interests of the Managers in fostering good long-term relationships with suppliers;

and where the Owners utilise its rights under this Clause 3.2.2(c) against the recommendation of the Managers, the Managers shall in no circumstances be liable for the quality of the goods, materials and services so provided.

3.3	Accounting, Budgeting, and Reporting

3.3.1	The Managers shall:

(a)	provide an accounting system in respect of the Vessel which meets the reasonable requirements of the Owners and in the form set out in Annex “E” and provide regular accounting services and supply regular accounting reports and records; and

(b)	maintain a record of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.3.2	The Managers shall present to the Owners annually a budget in respect of the estimated costs of operating the Vessel for the following twelve months as the Owners (acting reasonably) require in the form set out in Annex “F” (the “Annual Budget”). The initial Annual Budget shall be for the period from the Effective Date to the Review Date with twelve (12) month Annual Budgets thereafter ending on the anniversary date of the Effective Date. The initial Annual Budget has been approved by the Owners and is attached hereto at Annex “C”. Subsequent Annual Budgets shall be prepared by the Managers for approval by the Owners not less than three (3) months before the anniversary date of the Effective Date.

3.3.3	The Owners shall indicate to the Managers their acceptance and approval of the Annual Budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the Annual Budget as provided. However should the Owners indicate to the Managers that they do not accept and approve the Annual Budget and the parties cannot mutually agree an amended budget within ten (10) days of the Owners non approval then the Owners shall have the right to terminate this Agreement by giving the Managers sixty (60) days written notice.

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3.3.4	If after the approval of the Annual Budget pursuant to Clauses 3.3.2 and 3.3.3, the Owners or Managers anticipate material changes in the Operational Costs (or in respect of the initial Annual Budget set out in Annex “C”, if the Managers believe such initial Annual Budget is inaccurate or unworkable), then the Managers shall prepare a supplementary budget reflecting such changes (the “Supplementary Budget”) for approval by the Owners and the Owners shall indicate their approval or non-approval of a Supplementary Budget within fifteen (15) Working Days of it being presented to them (and in the absence of any such indication, the Managers shall be entitled to assume that the Owners have accepted a Supplementary Budget. Upon approval by the Owners, a Supplementary Budget shall be treated as the Annual Budget for the year in question or the remainder thereof. However should the Owners indicate that they do not approve the Supplementary Budget, then the Owners shall have the right to terminate this Agreement by giving the Managers sixty (60) days written notice.

3.3.5	For the avoidance of doubt, the Managers shall not incur expenditure in respect of the Vessel in excess of the Annual Budget (with due consideration to the fact that expenditure may be phased over varying periods or may fluctuate from month to month, notwithstanding that such expenditure was budgeted for in the Annual Budget) or incur expenditure that has not been accounted for in any Annual Budget without the prior consent of the Owners (which shall not be unreasonably withheld or delayed).

3.3.6	The Managers shall:

(a)	by the fifteenth (15th) Working Day of the month provide the Owners with a Vessel Condition Report in respect of the previous month in such form as the Owners (acting reasonably) may require;

(b)	by the fifteenth (15th) Working Day of [July], the Managers shall provide the Owners with a Vessel Condition Report in respect of the previous 6 months (or in the first year of this Agreement the period between the Effective Date and the fifteenth (15th) Working Day of [ July]), in such form as the Owners (acting reasonably may require);

(c)	by the fifteenth (15th) Working Day of each month provide the Owners with a comparison between the budgeted Operational Costs as set out in the Annual Budget and actual Operational Costs in respect of the previous month (in accordance with the form set out in Annex “E”) In addition the Managers shall provide a narrative report on such comparisons on a monthly basis.;

(d)	by the fifteenth (15th) Working Day of each month provide the Owners with a request for funds based upon an estimate of the funding requirements of the Vessel that are required in respect of the next month together with any requests for approval of expenditure pursuant to Clause 3.3.5 and any proposed amendments to the Annual Budget pursuant to Clause 3.3.4.

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3.4	Health and Safety and Environmental Protection

3.4.1	The Managers shall operate a management system to comply, and to ensure that the Vessel and the Crew comply, with all applicable health, safety and environmental laws and regulations and nothing in this Clause 3.4 shall derogate from the obligations of Managers to comply with its statutory responsibilities insofar as they relate to the other Management Services.

3.4.2	The Managers shall, in relation to all persons affected or likely to be affected by the execution of the Management Services, take such steps as are reasonably practicable to ensure their health and safety.

3.4.3	The Managers shall make available for inspection by the Owners at all reasonable times all registers, records and other documentation concerning health and safety and/or environmental matters relating to the Management Services.

3.4.4	At the Owner’s request, the Managers shall send to the Owners a copy of every notice or other communication received from or sent to any person or body concerning health and safety and/or environmental matters relating to the Management Services and shall co-operate with the Owners in respect of all such health and safety and/or environmental matters.

3.4.5	The Managers shall use their reasonable endeavours to prevent noxious or offensive emissions (including noise) from the Vessel.

3.4.6	The Managers shall not treat, keep or dispose of any waste produced and/or carried by the Managers as a result of the Management Services in a manner likely to cause harm to the health and safety of any person or harm to the environment (as far as the same may be reasonably practical) and shall comply with every statutory duty which is relevant.

3.4.7	During the execution of the Management Services, the Managers shall take such steps as are reasonably practicable to avoid (or where avoidance is not possible, to minimise) harm to the environment.

3.4.8	The Managers will prepare and obtain all necessary approvals for a SOPEP. The SOPEP will be written in the English language and will be reviewed and updated from time to time. If required, the Managers will arrange for the translation of the SOPEP into another language. The Managers will also undertake regular training of the Crew in the use of SOPEP including drills to ensure that the SOPEP functions as expected and that contact and information details specified are accurate.

3.4.9	The Managers shall prepare a HSE Report in such form and detail as the Owners (acting reasonably) require, to be submitted to the Owners on the fifteenth (15th) Working Day of [April, July, October and January] of each year of this Agreement in respect of the previous three (3) months.

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3.5	~~Operations~~

3.5.1	[The Managers shall provide for the operation of the Vessel as required by the Owners, which includes but is not limited to the following functions:]

3.5.2	[Monitoring voyage instructions and liaising as appropriate with the Owners, the Owners’ brokers and charterers.]

3.5.3	[Appointment of agents.]

3.5.4	[Appointment of mooring line/terminal/dock workers, tug boats and pilots for whose acts, failures and/or omissions the Managers shall remain directly responsible even if such third parties are employed and paid for by Charterers and the Managers hereby indemnify the Owners against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the appointment or employment of such third parties who although employed by Charterers shall be deemed to be the servants of the Managers.]

3.5.5	[Arrangement of surveying of cargoes.]

3.6	Insurance Arrangements

3.6.1	If required by the Owners, the Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values and deductibles.

3.6.2	The Managers shall immediately inform and keep the Owners informed of any incident which gives or may give rise to claims or disputes relating to the insurances effected in accordance with Clause 6.

3.6.3	The Owners shall in their sole discretion instruct the Managers on a case-by-case basis and in consultation with the Owners to, handle and/or settle all insurance, average and salvage claims in connection with the Vessel. Any external costs reasonably incurred by the Managers in handling or settling claims in accordance with this Clause shall be paid by or for the account of the Owners. Until notified to the contrary, the Managers shall handle all insurance claims in respect of the Vessel including but not limited to claims relating to the Crew, the cargo or damage to third parties.

3.7	Sale or Purchase of the Vessel

The Managers shall, if requested, provide Owners with technical assistance in connection with any sale of the Vessel. Any reasonable external costs or out-of-pocket expenses incurred by the Managers in providing such technical/legal assistance shall be paid by or for the account of the Owners provided that the Managers supply the Owners with the appropriate supporting vouchers and/or in other such evidence to such costs and expenses. The Owners will, however, be solely responsible for agreeing the terms of any agreement regulating any sale of the vessel.

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3.8	General Administration

3.8.1	[The Owners shall, in their sole discretion and upon such terms and conditions as the Owners shall specify, instruct the Managers on a case-by-case basis to, handle and/or settle all claims relating to the Vessel including but without limitation any claims involving the Charterers.]

3.8.2	The Managers shall keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving the Charterers or other third parties.

3.8.3	[The Owners shall, in their sole discretion instruct the Managers on a case-by-case basis to, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers pursuant to this Agreement.]

3.8.4	[Subject to Clause 3.8.1, the Managers shall have power to obtain legal, technical or other outside expert advice in relation to the handling and settlement of any claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.]

3.8.5	[The Owners shall arrange for the provision of any necessary guarantee bond or other security in connection with any such claims.]

3.8.6	[Any external costs reasonably incurred by the Managers in carrying out their obligations in accordance with this Clause 3.8 shall be paid by or for the account of the Owners provided that the Owners have instructed the Managers in accordance with Clause 3.8.1.]

4.	MANAGERS’ OBLIGATIONS

4.1	The Managers shall provide the agreed Management Services as agents for and on behalf of the Owners in a timely and efficient manner in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of the Management Services hereunder.

4.2	The Managers shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

4.3	In addition to the specific obligations to keep the Owners informed hereunder, the Managers shall keep the Owners informed of all relevant information regarding the Vessel and the performance of the Management Services which the Owners may, acting reasonably, specify from time to time.

4.4	When the Manager becomes aware of an Emergency Situation, it shall immediately contact the Owners and keep the Owners informed in respect of such Emergency Situation.

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4.5	If, in an Emergency Situation, the Managers (~~and/~~or the Master) are required pursuant to this Agreement to solicit an approval from the Owners, but in such circumstances it is not practical to wait for such approval, then notwithstanding any other term in this Agreement, the Managers (~~and/~~or the Master) may take whatever action they may deem necessary to deal with such Emergency Situation.[The Owner’s agree to be bound by any such decision.]

5.	OWNERS’ OBLIGATIONS

5.1	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2	The Owners shall provide prompt responses to any requests made by the Managers pursuant to this Agreement.

5.3	The Owners shall (subject to any confidentiality restrictions) provide the Managers with any relevant information relating to Charters or Charterers and shall notify the Managers upon a change of Charterers or upon any new Charter in respect of the Vessel.

5.4	The Owners shall use best endeavours (and subject to any confidentiality restrictions) to ensure that the Charterers shall keep the Managers informed of the relevant terms of any supply contract, charter party, contract of affreightment, contract of insurance and any other document relating to the Vessel and its cargo that the Managers may reasonably require in order to perform their obligations hereunder.

6.	INSURANCE POLICIES

6.1	The Owners shall procure, by instructing the Managers or otherwise, that throughout the period of this Agreement:

(i)	at the Owners’ expense, the Vessel is insured for usual hull and machinery marine risks (including crew negligence) and war risks in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations;

(ii)	at the Owners’ expense, the Vessel is insured against Protection and Indemnity risks (including pollution risks and Crew Insurances) and arrange for the Managers to be included as named co-assured, and provide the Managers with Certificates of Entry to evidence that such insurances have been effected;

(iii)	at the Owners’ expense, the Vessel carries a Certificate of Financial Responsibility as required by the United States Offshore Pollution Act 1990 and is insured against such other risks (including Freight, Demurrage and Defence) that are appropriate to the Vessel’s trade.

(iv)	all premiums and calls on the Owners’ Insurances are paid promptly by their due date;

(v)	the Owners’ Insurances name the Owners and the Managers as co-assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in Clause 6.1 on terms whereby the Owners are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; and

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(vi)	written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

6.2	Insofar as it affects the superintendent and other shore staff employed by the Managers in connection with this Agreement, the Managers shall procure and maintain at their own expense appropriate insurance cover with first class insurers in respect of death, disease or injury to such superintendents or shore staff, and such insurance shall comply with all applicable law and shall contain a waiver of the insurer’s subrogation rights.

7.	MANAGEMENT FEE

7.1	Subject to any adjustment in accordance with the provisions of Clause 7.2 the Owners shall pay to the Managers for the provision of Management Services, an annual management fee of One Hundred and Fifty Five Thousand Dollars (US$155,000) (the “Management Fee”) which shall be paid by quarterly instalments in advance, the first payment in respect of the first quarter of this Agreement being payable within seven (7) Working Days of the Effective Date and subsequent instalments being payable by the fifteenth (15th) Working Day of each applicable quarter provided that where a payment is due in respect of any part of a quarter that payment shall be paid on a pro-rata basis, such sums to be paid into the Managers’ Account.

The Management Fee is payable as from the date one month prior to the ’Effective Date’, i.e. one month prior to the date that the vessel is delivered to the Owners.

7.2	If, during any calendar month, the Vessel is in:

(i)	“deep” lay-up (that is with sea chests sealed off and all systems drained down) the Management Fee shall be Dollars U S 1,500 (U.S. Dollars One Thousand Five Hundred only) per month and pro rata in respect of any part month; or

(ii)	a partially manned stand-by condition, during a period of lay-up (other than deep lay-up) or during reactivation periods or during any period where the Managers are preparing to take over management of the Vessel from a third party the Management Fee shall be Dollars U S 3,000/- (U.S. Dollars Three Thousand Only) per month and pro rata in respect of any part month.

7.3	The Management Fee is exclusive of value added tax and any other sales or services tax that that may be applicable. The Managers warrant that at the Effective Date, no such taxes are payable in respect of the Management Fee under English Law.

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7.4	In the event of this Agreement being terminated by the Owners or the Managers in accordance with the provisions of Clause 17.3 or 17.4, the Management Fee payable to the Managers according to the provisions of Clauses 7.1 and/or 7.2, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with Clause 3.1:

(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three (3) calendar months; and

(ii)	the Owners shall pay any reasonable Severance Costs which may materialise provided the Managers have used reasonable endeavours to mitigate such obligations to the Crew.

7.5	Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

7.6	If the Managers’ superintendents or other staff spend more than 15 days visiting the Vessel in any calendar year, (or pro rata for part of a calendar year), including time spent travelling, visits and travelling time in excess of 15 days shall be charged at the rate of US$750 per day.

Furthermore, it is agreed that if accidents, major repair works or other extraordinary circumstances increase Managers workload beyond what could have been reasonably expected, the Owner will pay a reasonable additional remuneration to the Manager taking into consideration any superintendence attendance fee recovered from underwriters.

8.	VESSEL EXPENSES

8.1	Upon receipt of a request for funds for the Vessel pursuant to Clause 3.3.6(d) the Owners shall pay such funds into the Vessel Account, provided that such request is made in respect of items and amounts accounted for in the Annual Budget.

8.2	In the event that the Managers request funds from the Owners pursuant to Clause 3.3.6(d) but the Owners are not obliged to pay such funds pursuant to Clause 8.1, then the Owners may refuse to provide such funds provided that, in such circumstances, the Managers shall not be liable for any losses or damages incurred by the Owners as a result of such refusal and in any event, the Owners shall not unreasonably refuse to pay or delay the payment of such sums.

8.3	All sums payable by the Owners in respect of requests made by the Managers pursuant to Clauses 8.1 and 8.2 shall be paid into the Vessel Account by the end of the calendar month in which such request was made.

8.4	The Managers shall open the Vessel Account and communicate the details of the Vessel Account to the Owners prior to the Effective Date. The Vessel Account shall be an account that only contains monies payable into such Vessel Account pursuant to this Agreement. All monies paid into the Vessel Account (including interest, if payable) shall be held on trust for and to the credit of the Owners and the Managers may only utilise funds in the Vessel Account for the proper performance of the Management Services hereunder. The Managers shall provide full details of all transactions in relation to the Vessel Account and shall procure that monthly Vessel Account bank statements are provided to the Owners for each month of this Agreement.

8.5	For the avoidance of doubt Communication Expenses, General Expenses and EDP Expenses shall be for the account of the Owners and paid into the Vessel Account as a monthly lump sum amount. The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, office equipment and facilities.

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8.6	Notwithstanding anything contained in this Agreement, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

9.	MANAGERS’ RIGHT TO SUB-CONTRACT

9.1	The Managers shall not have the right to sub-contract any of their obligations in this Agreement, without the prior written consent of the Owners.

9.2	Notwithstanding any sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

10.	RESPONSIBILITIES

10.1	Force Majeure

10.1.1	Neither the Owners, nor the Managers shall be liable for any loss or damage or total or partial failure to perform this Agreement (other than a failure to perform an obligation to pay money) caused wholly or partly by any circumstances or things beyond the reasonable control of the Owners or the Managers, as the case may be, including (without limiting the generality of the foregoing) acts of God, fires, floods, epidemics, quarantine restrictions, wars, insurrections, riots, violent demonstrations, acts and omissions of civil or military authority or of usurped power, requisition or hire by any governmental or other competent authority and embargoes.

10.1.2	The party invoking force majeure will advise the other party of the force majeure event at the earliest opportunity and also advise same party of the likely duration of such force majeure situation.

10.2	Liability to Owners

10.2.1	[The Managers shall be under no liability to the Owners for any loss, damage, delay or expense, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) in the course of performance of the Management Services UNLESS same is proved to have resulted from the breach of this Agreement, the negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel.]

10.2.2	[Notwithstanding anything herein contained in the contrary, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, except only (i) to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 3.1 and/or (ii) on each and every occasion that there is loss of time (whether by way of interruption in the Vessel’s service or from reduction in the Vessel’s performance or in any other manner) or other loss, damage, delay, liability or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the Master, officers or crew; and/or (iii) any loss, damage, delay, fine or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) arising out of or in connection with any smuggling incident by the Master, officers or crew.]

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10.2.3	[Notwithstanding anything herein contained in the contrary, the Managers shall be liable for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) arising out of or in connection with the nationality of the crew.]

10.2.4	[without prejudice to sub-clause 10.1 the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.]

10.2.5	[Without prejudice to Clause 10.1, the Managers shall be under no liability to the Owners for any loss, damage, delay or expense, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) arising in the course of performance of the Management Services UNLESS same is proved to have resulted from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case the Managers’ liability for each claim shall not exceed a total of ten times the annual management fee payable hereunder. For the avoidance of doubt, such limit of liability shall not apply in the event of loss, damage, delay or expense whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) which has been caused by or resulted from the Managers’ intentional act or omission or any act or omission committed recklessly and/or with knowledge that such loss, damage, delay or expense whether direct or indirect would probably result”.]

Without prejudice to Clause 10.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services.]

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[UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder for Basic Services.

[Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be responsible for any of the actions of the Crew even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted solely from a failure to discharge their obligations under Clause 3.1 in which case their liability shall be limited in accordance with the terms of this Clause 10.]

10.2.6	[Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 10..]

10.2.7	[Notwithstanding anything herein contained in the contrary, the Managers shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or wilful, except to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 3.1, in which case the Managers’ liability for each claim /series of claims arising from same incident shall not exceed a total of ten times the annual management fee payable hereunder. For the avoidance of doubt, such limit of liability shall not apply in the event of loss, damage, delay or expense whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) which has been caused by or resulted from the Managers’ intentional act or omission or any act or omission committed recklessly and/or with knowledge that such loss, damage, delay or expense whether direct or indirect would probably result”.]

10.2.5	Without prejudice to Clause 10.1, the Managers shall be under no liability to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with the knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each claim or series of claims arising from the same incident or series of incidents giving rise to a claim or claims shall not exceed a total of ten times the annual management fee payable hereunder.

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10.3	Indemnity

Except to the extent and solely for the amount that the Managers would be liable under Clause 10.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

10.4	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including sub-contractors from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 10, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 10 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

11.	DOCUMENTATION

11.1	The Managers shall make available, upon Owners’ request, all documentation and records relating to the performance of the Management Services, the SMS and/or the Crew which the Owners require in order to demonstrate compliance with the ISM Code and STCW 95, or to defend or prosecute a claim against a third party or otherwise.

11.2	All Vessel Data is and shall remain the property of the Owners and shall be made available to the Owners by the Managers on the Owners’ request. Upon termination of this Agreement for any reason, the Managers shall promptly provide the Owners with all the Vessel Data, whether onboard the Vessel or otherwise.

11.3	The Managers shall retain and properly store all Vessel Data in accordance with sound ship management practice. If, in the Managers’ opinion, certain Vessel Data should be destroyed, then the Managers shall first offer to return that Vessel Data (at the Owners’ expense) to the Owners, and in the event that the Owners decline such offer, the Managers may destroy such Vessel Data.

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12.	DEPLOYMENT OF THE VESSEL

12.1	The Managers shall ensure that, during the term of this agreement, , the Crew of the Vessel shall comply with the Permanent Instructions.

12.2	The Owners may change the terms of the Permanent Instructions, or upon the execution of a new Charter replace the existing Permanent Instructions with new Permanent Instructions with the consent of the Managers which shall not be unreasonably withheld or delayed.

12.3	In the event that the Managers or the Crew receive instructions from the Charterers, that in the opinion of the Managers, conflict with instructions provided by the Owners or which go beyond the scope of authority of the Charterers (to the extent such scope of authority has been disclosed by the Owners to the Managers), the Managers shall immediately notify the Owners of the same. In such circumstances, the Owners’ instructions shall always take precedence over the Charters’ instructions.

12.4	Except for the purposes of saving life, the Vessel shall not, unless expressly authorised by the Owners, undertake attempts of salvage.

12.5	If:

(i)	the Vessel undertakes attempts at salvage pursuant to Clause 12.4; or

(ii)	the Vessel requests that a third party attempts salvage of the Vessel;

then subject to Clause 4.5 and without prejudice to the Master of the Vessel’s overriding right to take whatever action he may deem necessary to preserve life or prevent the loss of the Vessel, all salvage arranged shall be under the terms of the current “Lloyds Open Form No Cure – No Pay” agreement.

12.6	Any proceeds arising from salvage of third party property shall be for the benefit of the Owners.

12.7	Notwithstanding any other provision of this Agreement, the Managers shall not (and shall procure that the Crew shall not), without the written consent of the Owners, sign any bill of lading on behalf of the Owners.

13.	AUDITING

13.1	The Managers shall prepare the Annual Budget and accounts (as referred to in Clause 3.3.1 above) and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed.

13.2	Where staff or auditors of the Owners visit the premises of the Managers for the purpose of carrying out an audit, the Managers shall provide office space and facilities to such staff or auditors at no extra cost to the Owners.

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14.	INSPECTION OF VESSEL

14.1	The Owners shall have the right at any time to inspect the Vessel for any reason they consider necessary.

15.	COMPLIANCE WITH LAWS AND REGULATIONS ETC.

15.1	The Managers will not knowingly do or permit to be done anything which might cause any breach or infringement or the laws and regulations of the Vessel’s flag, the classification society or of the places where she trades.

16.	DURATION OF THE AGREEMENT

16.1	This Agreement shall come into effect on the Effective Date and shall continue until terminated in accordance with Clauses 17 and 3.3.3 and 3.3.4 or otherwise provided for within the terms of this Agreement.

17.	TERMINATION

17.1	If the Managers:

(i)	fail to meet any material obligation under this Agreement; or

(ii)	fail to meet any obligation under this Agreement that has a material adverse effect upon the Owners;

then the Owners may give notice to the Managers of the default, requiring them to remedy it (if such default is capable of being remedied) as soon as practically possible. In the event that the default is not capable of being remedied or the Managers fail to remedy the default within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate this Agreement by giving the Managers sixty (60) days’ written notice.

17.2	The Owners may also terminate this Agreement by giving the Managers sixty (60) days’ written notice in the event that the Managers, in the reasonable opinion of the Owners, fail to manage the Vessel in accordance with sound ship management practice.

17.3	The Managers shall be entitled to terminate the Agreement by notice in writing if any moneys payable by the Owners to the Managers have not been received into the Managers’ Account within sixty (60) days (excluding Saturdays, Sundays and public holidays) of payment having been requested in writing by the Managers.

17.4	This Agreement shall be deemed to be terminated:

(i)	in the case of the sale of the Vessel other than a sale or transfer to an Affiliate of the Owners; or

(ii)	if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned for hire.

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17.5	For the purpose of Clause 17.4 hereof:

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as owners of the Vessel; and

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or Owners issue a notice of abandonment to the underwriters.

17.6	Either party shall be entitled to terminate this Agreement by giving notice in writing to the other party forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than of the purpose of a solvent reconstruction or amalgamation) or if a receiver or similar officer is appointed of the whole or a material part of its assets or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

17.7	The Managers and the Owners shall each have the right to terminate this Agreement at any time and for any reason by giving the other party not less than three (3) months’ written notice of their intention to terminate this Agreement except that no such termination may be made pursuant to this Clause until eighteen (18) months after the Effective Date. This should be without prejudice to Manager, for failure to provide proper funding by Owners.

17.8	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

18.	CONFIDENTIALITY

18.1	Save for the purposes of enforcing or carrying out as may be necessary the rights or obligations of the Managers hereunder, the Managers agree to maintain and to use all reasonable endeavours to procure that their officers and employees maintain confidentiality and secrecy in respect of all information relating to the Owners’ business received by the Managers directly or indirectly pursuant to this Agreement.

18.2	As between the Owners and the Managers, the Owners hereby agree and acknowledge that all title and property in and to the management manuals of the managers and other written materials of the managers concerning management functions and activities is vested in the Managers and the Owners agree not to disclose the same to any third party and, on the termination of this Agreement, to return all such manuals and other materials to the Managers. For the purposes of this Clause 18 reference to the “Managers” includes the parent, subsidiary and associated companies of the managers and any third parties providing Management Services.

19.	MISCELLANEOUS

19.1	A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999, but this provision does not affect any right or remedy of a third party which exists or is available apart from that Act.

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19.2	The Owner may at any time assign or transfer to an Affiliate its rights and obligations under this Agreement without the consent of the Managers.

19.3	The Owner may at any time assign or transfer to a third party its rights and obligations under this Agreement provided that they first obtain the written consent of the Managers. Such consent shall not be unreasonably withheld and shall not be conditioned or delayed and the parties agree to promptly execute any novation or transfer documentation to give effect to such an assignment or transfer.

20.	LAW AND ARBITRATION

20.1	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

20.2	The arbitration shall be construed and conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The language used for such arbitration shall be English and the arbitration shall be conducted in London.

20.3	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

20.4	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

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21.	NOTICES AND BANK ACCOUNTS

21.1	Any notice to be given by either party to the other party pursuant to this Agreement shall be in writing and shall be effective upon delivery pursuant to Clause 21.2 and shall be sent by fax, registered mail or by personal service to the following addresses:

for the Owners:

[      ]

for the Managers:

INTERNATIONAL TANKER MANAGEMENT LTD. (ITM)

C/O International Tanker Management Ltd., Dubai Branch

809 Executive Heights (Damac Bldg.), Tecom

P.O. Box 24415, Dubai, United Arab Emirates

Fax No: 00971-4-4403600

Tel. No: 00971-4-4403605

Email: itm.dubai@tankermanager.com

Attention: Mr. Lars Modin

21.2	Any notice given pursuant to this Agreement that is:

(i)          given by personal service is deemed to be delivered at the time of delivery;

(ii)         sent by registered mail is deemed to be served ten (10) days after posting; or

(iii)        sent by fax is deemed to be received on the date of transmission.

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21.3	For the purposes of this Agreement, the Managers’ Account currently has the following details:

Account Holder	:	ITML-PYEP

Bank	:	Nordea Bank Finland PLC, London branch

Swift Code	:	NDEAGB2L

Account Number	:	50211080	]

Currency	:	U.S. Dollars

IN WITNESS whereof the parties have duly signed this Agreement the day and year first above written.

SIGNED for and on behalf			)
of [	]	)
by			)
)
in the presence of			)

SIGNED for and on behalf			)
of INTERNATIONAL TANKER MANAGEMENT LTD.			)
by	Lars Modin		)
)
in the presence of			)

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ANNEX “A”

DETAILS OF VESSEL

Vessel Name	:
Registered Owner	:
Year Built	:
Port of Registry	:
Flag	:
IMO No.	:
Type	:
DWT	:
GRT	:
Lightship	:
Class	:
P&I	: BRITANNIA

ANNEX “B”

DETAILS OF CREW

OFFICERS

RATINGS

ANNEX “C”

INITIAL BUDGET

ANNEX “D”

PERMANENT INSTRUCTIONS]

Note: Not Applicable

ANNEX “E”

FORM OF ACCOUNTING SYSTEM

ANNEX “F”

FORM OF BUDGET

 Note: As per the Format of the Initial Budget